Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WMG HOLDINGS CORP.

WMG Holdings Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is WMG Holdings Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 2003.

SECOND: Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation. The Corporation has not received any payment for any of its stock.

THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

1. The name of the Corporation is WMG Holdings Corp.

2. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is one hundred and fifty one thousand (151,000) shares, consisting of:

(a) One thousand (1,000) shares of Common Stock, par value $0,001 per share (the “Common Stock”); and

(b) One hundred fifty thousand (150,000) shares of 10% Cumulative Preferred Stock, par value $0,001 per share with a liquidation preference of $10,000 per share (the “Cumulative Preferred Stock”).

The shares of Common Stock and Cumulative Preferred Stock shall have the rights, preferences, privileges and limitations set forth below.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

4.2.2 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.3 “Closing Date” shall mean the date of the consummation of the transactions contemplated by the Purchase Agreement, dated as of November 24, 2003, between Time Warner Inc. and WMG Acquisition Corp.

4.2.4 “Closing Date Equivalent Share” shall mean a share of Preferred Stock that was issued upon the exercise, conversion or exchange, in whole or in part, of any security that was originally issued by the Corporation on the Closing Date.

4.2.5 “Issue Date” shall mean, with respect to any share of Cumulative Preferred Stock, (i) the Closing Date, if such share was originally issued by the Corporation on the Closing Date, (ii) the Closing Date, if such share was issued upon the exercise, conversion or exchange, in whole or in part, of any security that was originally issued by the Corporation on the Closing Date and (iii) in any other case, the date on which such share was originally issued by the Corporation.

4.2.6 “Liquidation Preference” shall mean $10,000 for each share of Cumulative Preferred Stock.

4.2.7 “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

4.3. Rights of Common Stock. Subject to the powers, preferences, rights and privileges of the Cumulative Preferred Stock, and any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation.

4.4. Ranking of Cumulative Preferred Stock. Except as otherwise permitted by this Section 4.4, the Cumulative Preferred Stock shall rank senior in right of payment to all classes or series of capital stock of the Corporation as to dividends and upon liquidation, dissolution or winding up of the Corporation. The Corporation shall not, after the Issue Date, without the consent of the holders of at least a majority of the then outstanding Cumulative Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue (i) any class or series of capital stock of the Corporation ranking on a parity with the Cumulative Preferred Stock (“Parity Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Parity Securities or (ii) any class or series of capital stock of the Corporation ranking senior to the Cumulative Preferred Stock (“Senior Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Securities.

4.5. Dividends on Cumulative Preferred Stock.

4.5.1 The holders of the Cumulative Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds legally available therefore, cumulative preferential dividends from the Issue Date accruing at the rate per share of 10% per annum of the Liquidation Preference of each share of Cumulative Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), or if any such date is not a business day, on the next succeeding business day, commencing on April 15, 2004, to the holders of record as of the Dividend Payment Date. Dividends payable on the Cumulative Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Each Closing Date Equivalent Shares shall be issued with an accrued and unpaid dividend equal to the then outstanding amount per share of accrued and unpaid cumulative dividends on the shares of Preferred Stock originally issued by the Corporation on the Closing Date.

4.5.2 Dividends on the Cumulative Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accumulate to the extent that they are not paid on the Dividend Payment Date for the quarterly period to which they relate. Accumulated unpaid dividends will accrue dividends at the rate of 10% per annum, compounded quarterly on each Dividend Payment Date.

4.5.3 No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Cumulative Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding Cumulative Preferred Stock. Unless full cumulative dividends on all outstanding Cumulative Preferred Stock due for all past dividend periods shall been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to the Cumulative Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up the affair of the Corporation (“Junior Securities”)) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for other Junior Securities) by the Corporation or any of its subsidiaries; (iv) no warrants, rights, calls or options to purchase any Junior Securities shall be directly or indirectly purchased by the Corporation or any of its subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its subsidiaries.

4.5.4 Holders of the Cumulative Preferred Stock shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of the full cumulative dividends as herein described.

4.6. Voting Rights of Cumulative Preferred Stock. Holders of record of the Cumulative Preferred Stock will have no voting rights, except as required by law or as specifically set forth in this Certificate of Incorporation.

4.7. Amendment, Supplement and Waiver of Cumulative Preferred Stock. The terms of the Cumulative Preferred Stock may be amended or supplemented by the Corporation with the consent of the holders of at least a majority of the then outstanding Cumulative Preferred Stock (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Cumulative Preferred Stock), and any existing default or compliance with any terms of the Cumulative Preferred Stock may be waived with the consent of the holders of a majority of the then outstanding Cumulative Preferred Stock (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Cumulative Preferred Stock).

4.8. Liquidation Rights of Cumulative Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock (a “reduction or decrease in capital stock”), each holder of the Cumulative Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Cumulative Preferred Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Corporation. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Cumulative Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.

4.9. Payments on Cumulative Preferred Stock.

4.9.1 All amounts payable in cash with respect to the Cumulative Preferred Stock shall be payable in United States dollars at the executive office of the Corporation or, at the option of the Corporation, by check mailed to the holders of the Cumulative Preferred Stock at their respective addresses set forth in the register of holders of Cumulative Preferred Stock maintained by the Corporation or as otherwise agreed with any holder of the Cumulative Preferred Stock.

4.9.2 Any payment on the Cumulative Preferred Stock due on any day that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on such due date.

4.10. Exclusions of Other Rights for Cumulative Preferred Stock. Except as may otherwise be required by law, the shares of Cumulative Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation. The shares of Cumulative Preferred Stock shall have no preemptive or subscription rights.

4.11. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock or Cumulative Preferred Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock or Cumulative Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (if the Board of Directors, acting in good faith, deems such indemnification to be necessary or advisable), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the By-laws of the Corporation (the “By-laws”). The election of directors need not be by ballot unless the By-laws shall so require.

6. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

7. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as now in effect or as it may hereafter be amended. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the Affiliates of the foregoing, other than those officers, directors, stockholders or Affiliates who are employees of the Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or Affiliate for or with respect to any business opportunities of which such officer, director, stockholder or Affiliate becomes aware prior to such amendment or repeal.

9. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any By-law, agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

10. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of the Corporation.

11. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. The Corporation shall not be governed by Section 203 of the DGCL.

13. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute, and, except as specified in this Certificate of Incorporation, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.